February 20, 2013


	Board of Trustees
Credit Suisse Trust Commodity Return Strategy Portfolio
1 Madison Ave
New York, New York 10010


Dear Trustees:

We are providing this letter to you for inclusion as an exhibit to your Form N-SAR filing pursuant to Item 77L.

We have audited the consolidated financial statements included in the Fund's Annual Report on Form N-CSR for the year ended
December 31, 2012 and issued our report thereon dated February 20, 2013.
Note 2 to the financial statements describes a change in the Fund's basis of presentation relating to the Fund's investment in a wholly-owned subsidiary of the Fund (the "Subsidiary"). The Fund previously presented its financial statements as a portfolio investment in which the Fund's investment in the Subsidiary is presented as a single line item within the Fund's statement of assets and liabilities and the financial statements of the Subsidiaries accompanied the audited financial statements of the Fund.

The Fund has changed its methodology to currently consolidate the financial statements of the Subsidiaries. It should be understood that the preferability of one acceptable method of accounting over another for determining whether to consolidate or utilize a portfolio investment presentation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in Form N-CSR, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Funds' circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.


Very truly yours,



PricewaterhouseCoopers LLP